Exhibit 10.11

Amendment To Employment Agreement

Amendment, dated February 27, 2008 (the “Amendment”), to the Employment Agreement, dated August 9, 2004 (the “Agreement”), by and between Cohen & Steers Capital Management, Inc. (the “Company”) and Martin Cohen (the “Executive”).

WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in the Agreement, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendment to Paragraph 4 of the Agreement. Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“4. Annual Bonus. With respect to each fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) in such amount, if any, as determined in the sole discretion of the Compensation Committee of the Board.”

2. Amendment to Paragraph 7(b)(ii)(C) of the Agreement. Paragraph 7(b)(ii)(C) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(C) a lump sum payment equal to $1,000,000 (the “Target Annual Bonus”) for the fiscal year in which the termination occurs, payable when the Annual Bonus would have otherwise been payable had Executive’s employment not terminated.”

3. Addition to Paragraph 11 of the Agreement. The Agreement shall be amended by adding the following new Paragraph 11(o):

“o. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s separation from service with the Company, Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months following Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.”

4. No Other Amendments. Except as specifically amended in this Amendment, the Agreement is unmodified and remains in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

Cohen & Steers Capital Management, Inc.

By:	/s/ Francis C. Poli
Name:	Francis C. Poli
Title:	Executive Vice President and General Counsel

/s/ Martin Cohen
Martin Cohen